UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/22/2007

BJ Services Company
(Exact name of registrant as specified in its charter)

Commission File Number:  1-10570

DE	63-0084140
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

4601 Westway Park Blvd., Houston, TX 77041
(Address of principal executive offices, including zip code)

713-895-5624
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 22, 2007, our Board of Directors elected David D. Dunlap, age 45, as Executive Vice President and Chief Operating Officer. Mr. Dunlap joined the company in 1984 as a District Engineer and was named our Vice President and President - International Division in 1995.

In addition as previously disclosed, Kenneth A. Williams, our Vice President and President U.S./Mexico division will be retiring effective March 31, 2007. On March 22, 2007, our Board of Directors approved the granting of early retirement status for Mr. Williams with respect to certain of Mr. Williams' outstanding equity awards under our 2000 Incentive Plan. Early retirement status results in the acceleration of vesting of 140,209 stock options currently held by Mr. Williams. In addition, these 140,209 stock options as well as 162,320 stock options held by Mr. Williams that had previously vested will be exercisable for three years following Mr. Williams' retirement.

As a result of early retirement status, Mr. Williams will also keep a pro-rated portion of performance share units granted to him in 2004 and 2005. He will continue to hold 39,370 units granted in November 2004; 9,674 units granted in December 2004; and 34,580 units granted in November 2005. These units will vest only upon our achievement of certain performance targets at the end of fiscal year 2007, for grants made in 2004, or fiscal year 2008 for the grant made in 2005.

Upon his retirement, Mr. Williams will receive cash payments of $408,180.61 annually for a period of 20 years, under our Supplemental Executive Retirement Program.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BJ Services Company

Date: March 28, 2007	By:	/s/ J. W. Stewart
J. W. Stewart
Chairman, President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated March 23, 2007